Exhibit 23.2
Consent of Independent Auditors
The Board of Directors
SMART Modular Technologies, Inc.
We consent to the use of our report dated October 18, 2005 with respect to the balance sheets of Smart Modular Technologies Sdn. Bhd. as of August 31, 2005 and 2004 and the related income statements, statements of changes in shareholders’ equity and cash flows for each of the years in the three-year period ended August 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG

Firm Number: AF 0758
Chartered Accountants
Malaysia,
Date: December 19, 2005